Exhibit 5.1

SHEARMAN & STERLING LLP

FAX:	212 848-7179
TELEX:	667290 WUI

www.shearman.com

ABU DHABI

BEIJING

BRUSSELS

DÜSSELDORF

FRANKFURT

HONG KONG

LONDON

MANNHEIM

MENLO PARK

MUNICH

NEW YORK

PARIS

ROME

SAN FRANCISCO

SINGAPORE

TOKYO

TORONTO

WASHINGTON, D.C.

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

212 848-4000

September 28, 2005

CIT Group Inc.

CIT Group Funding Company of Canada

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

Registration Statement on Form S-4 relating to

4.65% Senior Notes due July 1, 2010 and 5.20% Senior Notes due June 1, 2015

We have acted as U.S. counsel to CIT Group Inc. (the “Company”), a Delaware corporation, and CIT Group Funding Company of Canada (the “Issuer”), an unlimited company organized under the laws of the Province of Nova Scotia, Canada and an indirect wholly owned subsidiary of the Company, in connection with the preparation and filing by the Issuer and the Company of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) up to $1,000,000,000 aggregate principal amount of 4.65% Senior Notes due July 1, 2010 and up to $700,000,000 aggregate principal amount of 5.20% Senior Notes due June 1, 2015 (collectively, the “Exchange Senior Notes”) of the Issuer and the related guarantees (the “Guarantees” and, together with the Exchange Senior Notes, the “Securities”) of the Company, as guarantor.

The Exchange Senior Notes are to be issued pursuant to an Indenture, dated as of May 31, 2005 (the “Indenture”), among the Issuer, the Company and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), which Indenture includes the Guarantees of the Exchange Senior Notes. The Securities are to be issued in an exchange offer (the “Exchange Offer”) for like aggregate principal amounts of 4.65% Senior Notes due July 1, 2010 and 5.20% Senior Notes due June 1, 2015 (collectively, the “Existing Senior Notes”) in accordance with the terms of a Registration Rights Agreement, dated May 31, 2005 (the “Registration Rights Agreement”), among the Issuer, the Company and each of the Initial Purchasers named therein.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Rights Agreement.
(b)	The Indenture.

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

(c)	The forms of Exchange Senior Notes, including the form of notation of Guarantee endorsed thereon.

                         The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)        The certificate of incorporation and by-laws of the Company, as amended through July 28, 2003 and July 22, 2003, respectively.

(c)        Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and the Issuer and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)        The conformity to authentic originals of any documents submitted to us as copies.

(d)        As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Issuer.

(e)        That each of the Indenture and the Notes have been duly authorized, executed and delivered by the Issuer.

(f)         That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company and the Issuer, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of our opinions in paragraph 2 below, the General Corporation

Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.          The Exchange Senior Notes, when executed by the Issuer, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered against surrender of the Existing Senior Notes in accordance with the terms and conditions of the Registration Rights Agreement, the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.          The Guarantees, when the Exchange Senior Notes are issued, authenticated and delivered in accordance with the terms and conditions of the Registration Rights Agreement, the Indenture and the Exchange Offer, will have been duly authorized, executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)        Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

(b)        Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(c)        Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP

MJS/CL/TW

ARS